Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:	Media:
David Waldman/Jody Burfening	Dawn Sullivan or Lisa Astor
Lippert/Heilshorn & Associates	Schwartz Communications
(212) 838-3777	(781) 684-0770
dwaldman@lhai.com	summus@schwartz-pr.com

Richard Ruben Joins Board of Directors for Summus

Raleigh, N.C. — December 20, 2005 —Summus, Inc. (OTCBB: SMMU), a leading provider of mobile media applications that optimize the consumer wireless experience, today announced that Richard Ruben has been appointed to the company’s board of directors. Mr Ruben has served as a consultant with the company since November 2005, assisting with strategic business development and other activities.

Mr. Ruben brings to the Board over 20 years of experience helping companies grow strategically within the communications, technology, wireless and entertainment industries. Mr. Ruben most recently served as CEO of Wire One Communications, Inc. and had been with that company and its predecessor company V-SPAN, Inc. in a variety of positions from 1999 through April of 2005. Prior to that time, Mr. Ruben's experience included roles as president of Comcast-Spectacor, Inc. and Spectacor, Inc. from 1994 to 1997, and a variety of positions at Bell Atlantic Corporation from 1986 to 1994 including vice president of planning and CFO of Bell Atlantic Mobile from 1990 to 1994. Mr. Ruben holds a law degree and an MBA from Santa Clara University and an economics degree from Fairleigh Dickinson University.

“We are honored that such a prominent industry veteran has joined our board of directors,” stated Gary E. Ban, chief executive officer of Summus. “Rich brings a wealth of experience and strong contacts within the wireless and entertainment industries. As a consultant and board member, his industry knowledge and relationships will be instrumental as we expand our market share through new carrier relationships and branded-content partners. We also look forward to benefiting from his merger and acquisition experience as we evaluate potential acquisition candidates to complement our organic growth.”

About Summus
Summus is a leading provider of mobile media applications that optimize the consumer wireless experience. Summus partners with leading content brands to develop compelling and unique wireless applications and content for the mobile phone, focused within the most popular areas of growth, including photo-messaging, multi-player games, news/information and personalization. Summus currently offers an ever-growing list of 32 mobile phone applications deployed through 45 major wireless carriers or distribution partners in the U.S and abroad. Summus designs and develops these applications with the industry’s most intuitive navigation that is designed for a consistently superior user experience. For more information, see www.summus.com.

This press release contains forward-looking statements that involve risks and uncertainties concerning Summus’ business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results is included in Summus’ annual report on Form 10-K for the year ended December 31, 2004, and in reports subsequently filed by Summus with the Securities and Exchange Commission(“SEC”). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Summus’ web site at www.summus.com. Summus hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

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